Exhibit 16.1

February 12, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

This letter is delivered by Epstein, Weber & Conover, PLC in connection with the filing by M.B.A. Holdings, Inc. with the Securities and Exchange Commission of a Current Report on Form 8-K/A-1 dated January 18, 2007.

We have reviewed the contents of Item 4.01 of such Current Report on Form 8-K/A-1 and agree with the statements contained therein. However, we are not in a position to agree or disagree with the statements in regard to the Company not consulting with JSW.

Yours truly,

/s/ Epstein, Weber & Conover, PLC